                                                                     EXHIBIT 99

INDEPENDENT AUDITORS' REPORT
To the Members of ARCap Investors, L.L.C.:


We have audited the accompanying consolidated balance sheet of ARCap Investors, L.L.C. and subsidiary (the "Company") as of December 31, 2000, and the related consolidated statements of income and comprehensive income, members' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
January 22, 2001

                             ARCap Investors, L.L.C.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2000

Assets
Investment securities - trading                                     $214,000,516
Investment securuties - available-for-sale                            76,092,175
Cash and cash equivalents                                              2,675,475
Restricted cash                                                          683,520
Receivable for security sold                                          13,372,667
Accrued interest receivable                                            3,165,177
Other assets                                                             352,373
                                                                  --------------
Total                                                               $310,341,903
                                                                     ===========

Liabilities and Members' Equity
Liabilities:
  Accrued expenses                                               $       546,712
  Accrued interest payable                                             3,203,432
  Securities sold under agreement to repurchase-
   repurchase agreements                                             123,483,443
Borrowed investment security - liability, net                          6,078,876
                                                                   -------------
   Total liabilities                                                 133,312,463

Commitments and Contingencies (Note 7)

Minority interests                                                         2,221

Members' Equity                                                      177,027,219
                                                                     -----------

Total                                                               $310,341,903
                                                                     ===========

The accompanying notes are an integral part of these consolidated financial statements.

                              ARCap INVESTORS, L.L.C.
             CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                           YEAR ENDED DECEMBER 31, 2000


REVENUES:
  Interest and other investment income                               $26,873,191
  Loss on trading securities, net                                    (6,942,136)
                                                                    ------------
   Total revenues                                                     19,931,055

EXPENSES:
  General and administrative                                           2,232,077
  Interest                                                             5,044,681
  Management fee                                                         825,142
  Minority interest                                                        3,365
                                                                   -------------
   Total expenses                                                      8,105,265
                                                                     -----------

NET INCOME                                                           11,825,790

OTHER COMPREHENSIVE INCOME - Unrealized holding
  gain (loss) on investment securities - available-for-sale            4,400,901
                                                                     -----------

COMPREHENSIVE INCOME                                                 $16,226,691
                                                                      ==========

The accompanying notes are an integral part of these consolidated financial statements.




                             ARCap INVESTORS, L.L.C.
                     CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
                           YEAR ENDED DECEMBER 31, 2000

                                                                            Accumulated
                                                             Series A       Other Com-     Total
                                    Common       Preferred   Preferred      prehensive   Members'
                                    Members       Members     Members         Income      Equity

BALANCE, JANUARY 1, 2000        $60,904,584    $34,966,975   $        -  $(1,297,056)$  94,574,503
  Proceeds from issuance of
   membership units                       -              -   81,750,000            -   81,750,000
  Costs to raise capital                  -              -   (4,173,592)           -   (4,173,592)
  Distributions                  (7,426,558)    (3,277,183)    (646,642)              (11,350,383)
  Net income                      6,721,605      2,334,498    2,769,687            -   11,825,790
  Other comprehensive
   income - unrealized gain
   on investment securities -
   available-for-sale                     -              -            -    4,400,901    4,400,901
  Contributions of REMICap
   (Note 2)
Recapitalization                 28,019,990    (34,024,290)   6,004,300                -                    -
                                 ----------    -----------  -------------------------------------------------

BALANCE, DECEMBER 31, 2000      $88,219,621    $          -    $85,703,753$3,103,845 $177,027,219
                                 ========== =================== ========== =========  ===========

The accompanying notes are an integral part of these consolidated financial statements.

                             ARCap INVESTORS, L.L.C.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           YEAR ENDED DECEMBER 31, 2000


Operating activities:
  Net income                                                         $11,825,790
  Adjustments to reconcile net income to net cash
   used in operating activities:
  Loss on trading securities                                           6,942,136
  Accretion of interest income                                       (3,332,291)
  Minority interest                                                        3,365
  (Increase) decrease in cash for changes in
   operating assets and liabilities:
  Restricted cash                                                       (57,100)
  Investment securities - trading                                  (100,674,955)
  Securities purchased under agreement to resell and
   proceeds from borrowed security, net                              (5,664,448)
  Receivable for security sold                                      (13,372,667)
  Accrued interest receivable                                        (1,247,297)
  Other assets                                                           106,468
  Accrued expenses and interest payable                                3,264,334
                                                                    ------------

   Net cash used in operating activities                           (102,206,665)
                                                                    ------------

Investing activities - Purchase of investment securities-
available-for-sale                                                  (11,985,869)
                                                                 ---------------

Financing activities:
  Contributions from members                                          81,750,000
  Distributions to members                                          (11,350,383)
  Payment of issuance costs                                          (4,173,592)
  Distributions to minority interest members                             (1,154)
  Proceeds from other borrowings and securities
   sold under agreement to repurchase, net                            46,194,085
                                                                    ------------

   Net cash provided by financing activities                         112,418,956
                                                                     -----------

Net decrease in cash and cash equivalents                            (1,773,578)

Cash and cash equivalents, beginning of year                           4,449,053
                                                                   -------------

Cash and cash equivalents, end of year                            $    2,675,475
                                                                   =============

Supplemental disclosure of cash flow information -
Cash payments for interest                                        $    4,652,352
                                                                   =============

The accompanying notes are an integral part of these consolidated financial statements.

                             ARCap INVESTORS, L.L.C.
                     NOTES TO CONSOLIDATED FINANCIAL STATMENTS
                           YEAR ENDED DECEMBER 31, 2000

1.       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization - ARCap Investors, L.L.C. (the "Company") was incorporated in January 1999 and commenced its operations on March 17, 1999. The Company was organized to invest primarily in subordinated commercial mortgage-backed securities ("CMBS").

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and ARCap REIT, Inc., its majority-owned subsidiary. All material intercompany transactions and account balances have been eliminated in consolidation.

Investment Securities - The Company's investment security transactions are recorded on the trade date. CMBS that are designated as trading assets are securities that the Company is holding for possible sales or other dispositions in the near term. Such securities are carried at their estimated fair value, with unrealized gains or losses included in earnings.

The Company's CMBS that are designated as available-for-sale are securities that the Company considers for possible sales or other dispositions prior to the maturity of the bond and are generally of a nonrated class. Any unrealized gains and losses on securities available-for-sale are reported in other comprehensive income, a separate component of members' equity.
Interest income is recognized as earned and includes amortization of premiums and accretion of discounts, computed using the effective yield method over the expected life of these mortgage assets.

Derivative Financial Instruments - Derivative financial instruments are utilized by the Company to reduce interest rate risk. Derivative financial instruments include interest rate swaps. The Company utilizes interest rate swap agreements as a means of hedging the potential financial statement impact of changes in the fair value of its portfolio of CMBS due to changes in interest rates. These contracts involve the agreement between two parties to make periodic payments to each other for an agreed-upon period of time based upon a notional amount of principal. Under this agreement, a fixed rate of interest on the notional amount is exchanged for a stream of payments similarly calculated but using a floating rate of interest. Risks in these contracts arise from the movements in interest rates and from the possible inability of counterparties to meet the terms of their contracts. The Company carries interest rate swaps at market value, and any unrealized gain (loss) is included in earnings.

Resale and Repurchase Agreements and Securities Lending Agreements - Transactions involving purchases of securities under agreements to resell (reverse repurchase agreements or reverse repos) or sales of securities under agreements to repurchase (repurchase agreements or repos) are accounted for as collateralized financings, except where the Company does not have an agreement to sell (or purchase) the same or substantially the same securities before maturity at a fixed or determinable price.

Cash and Cash Equivalents - Cash and cash equivalents include all highly liquid investments with original maturities of three months or less.

Restricted Cash - Restricted cash represents amounts required to be pledged under an interest rate swap agreement (see Note 3).

Income Taxes - The Company has elected to be taxed similar to a partnership, whereby all income is taxed at the member level.

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues and expenses. Actual results may differ from those estimates.

Fair Value of Financial Instruments - The estimated fair value amounts herein have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The Company's portfolio of CMBS and securities borrowed are carried at their estimated fair values. The Company's management believes that the fair values of its cash and cash equivalents, restricted cash and repurchase agreements approximate their carrying values due to the nature of the instruments or the fact that their terms approximate current market terms.

Change in Accounting Standard - Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, was adopted by the Company on January 1, 2001. This standard requires that all derivative financial instruments be recognized as either assets or liabilities on the balance sheet at their fair values and that accounting for the changes in fair values is dependent upon the intended use of the derivatives and their resulting designations. The adoption of this standard did not have a material effect on the Company's consolidated financial statements.

2.       MEMBERS' EQUITY

Prior to August 4, 2000, interests in the Company were available in units requiring commitments of $1 million. There was an aggregate of 100 units each of common and preferred interests available for subscription. Each member was required to subscribe for a minimum of five units. However, the Managing Member may have, at its sole discretion, permitted subscription for a lesser amount. Member contributions were made upon calls of the required capital commitments.

      Prior to August 4, 2000, distributions of Taxable Cash Flows were made as follows:


      -     To the preferred members in an amount equal to the accrued Annual
            Return.
      -   To the common members in an amount equal to the accrued Annual Return.
      - The remaining Taxable Cash Flows were distributed 20% to the preferred members and 80% to the common members.


      Prior to August 4, 2000, distributions of Nontaxable Cash Flows were made as follows:


- - To the preferred members until they had received an amount equal to their aggregate capital contributions plus the Excess Income previously allocated to them.

- - To the common members until they had received an amount equal to their aggregate capital contributions plus the Excess Income previously allocated to them.

Prior to August 4, 2000, net income of the Company was allocated first to the members in the amount of Taxable Cash Flow distributed or distributable to them. Excess income was allocated 20% to the preferred members and 80% to the common members.

      Reorganization - On August 4, 2000, the Company amended and restated its Limited Liability Company Agreement (the "LLC Agreement"). The LLC Agreement established two classes of membership: Series A Preferred members and Common members. Subscriptions for Series A Preferred Units shall be made for no less than 400,000 units ($10,000,000) unless the Board of Managers, in its sole discretion, permits subscription for some lesser number of units.


      The LLC Agreement gave the existing members holding Preferred Units the option of converting their Preferred Units into either Series A Preferred Units at a conversion rate of $25.00 per Series A Preferred Unit or new Common Units at a conversion rate of $21.74 per new Common Unit. The existing members' Common Units were converted into new Common Units at a conversion rate of $21.74 per Common Unit.


      The LLC Agreement calls for distributions of Cash Flows as follows:


      - To the Series A Preferred members in an amount equal to the accrued and unpaid Preferred Distributions (12% per annum of the $25.00 price per Unit).


      - To the Common members in an amount equal to (a) during the 18-month period following the First Closing Date, the amount determined by the Board of Managers, but no more than a cumulative return on the Common Units at the rate of 10% per annum, and (b) subsequent to such 18-month period, the amount determined by the Board of Managers, provided that if the amount distributable to the Common members shall exceed a cumulative annual return on the Common Units of 12% per annum, the Board of Managers shall notify the Series A Preferred members 30 days in advance of the record date for distribution of Cash Flow.


      - To the extent that any remaining Cash Flow received during such tax period is not includable in the income of the Company, to members that have been allocated Net Profits in excess of amounts actually distributed to such members, in proportion to such amounts.


      Net Profits of the Company are allocated as follows:


      - To the Series A Preferred members to the extent of amounts distributed or distributable to them in such taxable year.


      - To the Series A Preferred members to the extent Net Losses previously allocated to such members exceed undistributed Net Profits previously allocated to them.


      - To the Common members to the extent of amounts distributed or distributable to them in such taxable year.


      - To the Common members to the extent Net Losses previously allocated to such members exceed undistributed Net Profits previously allocated to them.


      - To the members in proportion to their Percentage Interests.


      Net Losses of the Company are allocated as follows:


      - To the members in an amount equal to undistributed Net Profits allocated to such member.


      - To the Common members pro rata to the extent of their Capital Accounts.


      - To the Series A Preferred members pro rata to the extent of their Capital Accounts.


      Contribution of REMICap, L.L.C. - The Company received select nonmonetary intangible assets, primarily employees, business processes and the Company's management agreement, from REMICap, L.L.C. ("REMICap"), an affiliate and sponsor of the Company, on August 4, 2000. In exchange for these nonmonetary assets, the Company issued 459,982 of Common Units, with an agreed-upon value of $21.74 per unit, to the members of REMICap. Since the Company did not receive any tangible assets, the $10,000,000 value of the Common Units granted to the members of REMICap has been recorded as the issuance of equity and a distribution to REMICap with no net impact in the members' equity section of the accompanying consolidated financial statements.


      Series A Preferred Units - Series A Preferred Units are convertible into Common Units at the Conversion Price in effect on the Conversion Date. If the Series A Preferred Units have not been converted within five years of August 4, 2000, Series A Preferred Units may, at the holder's option, be converted to a note equal to $25.00 per Unit, plus accrued and unpaid Preferred Distributions.


      Eighteen months after the First Closing Date (February 4, 2002), but no later than the fifth anniversary of the First Closing Date (August 4, 2005), the Company may redeem the Series A Preferred Units for $25.00 per Unit, plus accrued and unpaid Preferred Distributions, plus a premium that will provide the Series A Preferred members with a total pretax internal rate of return of 17.50%.


      In addition, upon either a change in control or sale or transfer of all or substantially all of the assets of the Company, Series A Preferred Units may, at the holder's option, be redeemed at $25.00 per Unit, plus accrued and unpaid Preferred Distributions.


      Subsequent to the Company's amendment and restatement of its LLC Agreement, the Company circulated an amended Private Placement Memorandum (the "PPM") for 5,739,741 Units of Series A Preferred Membership Interests representing the balance of such interests available for subscription in the Company's offering. As of December 31, 2000, 3,270,000 Units have been issued pursuant to the Company's offering for total capital contributions of $81,750,000.


      At December 31, 2000, there were a total of 3,530,259 and 5,008,292 Series A Preferred Units and Common Units, respectively, issued and outstanding.








      3. INVESTMENT SECURITIES


      The Company's trading securities are carried at estimated fair value and comprise the following at December 31, 2000:


                                        Fair Value           Percentage
                                        ----------           ----------
                    Subordinated CMBS:
                    Security rating:
                    BB               $  29,242,773             13.66%
                    BB-                 33,079,593             15.46
                    B+                  55,017,330             25.71
                    B                   59,213,811             27.67
                    B-                  37,101,774             17.34
                    Interest rate swap     345,235              0.16
                                      ------------           -------
                                      $214,000,516            100.00%
                                       ===========


      The fair value of the Company's portfolio of CMBS is generally estimated by management based on market prices provided by certain dealers who make a market in these financial instruments. The market for the Company's CMBS may lack liquidity and have limited market volume. Accordingly, the fair values reported reflect estimates and may not necessarily be indicative of the amounts that the Company could realize in a current market exchange.


      The yield to maturity on the Company's CMBS depends on, among other things, the rate and timing of principal payments, the pass-through rate and interest rate fluctuations. The subordinated CMBS interests owned by the Company provide credit support to the more senior interests of the related commercial securitization. Cash flow from the mortgages underlying the CMBS interests generally is allocated first to the senior interests, with the most senior interest having a priority entitlement to cash flow. Remaining cash flow is allocated generally among the other CMBS interests in order of their relative seniority. To the extent that there are defaults and unrecoverable losses on the underlying mortgages, resulting in reduced cash flows, the most subordinated CMBS interest will bear this loss first. To the extent that there are losses in excess of the most subordinated interest's stated entitlement to principal and interest, then the remaining CMBS interests will bear such losses in order of their relative subordination.


      The gross unrealized gain and loss on the Company's trading investment securities at December 31, 2000, were $3,456,361 and $1,297,657, respectively.


      At December 31, 2000, the Company had one open interest rate swap agreement with Bear Stearns Capital Markets with a notional amount of $31,321,000, on which the Company pays a fixed rate of 5.952% and receives a variable rate based upon a six-month LIBOR for a term of 10 years ending April 9, 2009. The variable rate in effect as of December 31, 2000, was 6.76%. The swap agreement calls for interest to be paid semiannually in arrears. The Company carries the swap agreement at its estimated fair value, with all periodic changes in estimated fair value recognized in earnings. The Company was required under the swap agreement to pledge $626,420 of cash to ensure its performance in the event that the swap declines in value. If the market value of the swap decreases, the Company may be required to deposit additional restricted cash.


      The Company's available-for-sale CMBS are carried at estimated fair value. As of December 31, 2000, the CMBS have an amortized cost of $72,988,330, gross unrealized gains of $5,046,518, gross unrealized losses of $1,942,673 and an estimated fair value of $76,092,175. The nonrated CMBS have maturity dates ranging from March 2009 to September 2029. The Company reports any unrealized gains and losses on these assets in accumulated other comprehensive income, a separate component of members' equity.


      4. BORROWED INVESTMENT SECURITIES, NET


      At December 31, 2000, the Company had borrowed U.S. Treasury securities with face amounts totaling $203,135,000. The fair value of these borrowed U.S. Treasury securities at December 31, 2000, was $213,422,545. The U.S. Treasury securities were sold in the open market (i.e., a "short" security sale). The Company is obligated to return the securities in the future and is therefore exposed to price risk until it repurchases the securities for delivery to the lender. Short security sales are used by the Company to modify its interest rate risk. The Company must pay the security lender the interest earned by the underlying security. Short security sales are recorded at the estimated fair market value of the borrowed securities, and any unrealized gains (losses) are included in earnings. The unrealized loss on the short securities at December 31, 2000, was $12,236,377, which is included in loss on trading securities in the accompanying consolidated financial statements.


      Proceeds from short security sales are used to purchase reverse repurchase agreements of the same security. The transactions are governed by one master repurchase agreement with rights of offset, and therefore, the values of the short security sales and reverse repurchase agreements have been offset and shown as one line item in the accompanying consolidated financial statements. It has been the Company's practice to settle these transactions on a net basis.


      5. REPURCHASE AGREEMENTS


      The Company has entered into repurchase agreements to finance a portion of its CMBS purchases. As of December 31, 2000, the Company had entered into repurchase obligations in the amount of $123,483,443. The weighted average maturity of the agreements as of December 31, 2000, was 234 days, and the weighted average interest rate was 8.43%. The repurchase agreements are collateralized by a portion of the Company's rated portfolio of CMBS investments.


      6. OTHER BORROWINGS


      On September 30, 1999, the Company entered into an agreement with American Mortgage Acceptance Company ("AMAC") regarding the sale of certain CMBS owned by the Company. The Company sold CMBS with a face value of $50,399,771 for $35,622,358 to AMAC (the "Bonds"). A portion of the sales price, $21,310,000, represented a liability that was assumed by AMAC. If at any time through September 30, 2001, the Company desired to resecuritize its CMBS, the Company could have notified AMAC of its intent to repurchase the Bonds. At such time, AMAC could have either:


      (a) Resold the Bonds to the Company at a Determination Price as of the Pricing Date.


      (b) Participated and included all of the Bonds in the resecuritization of the CMBS by the Company on the same terms and conditions as the Company.


      (c) Subscribed for Preferred Membership Interests of the Company in exchange for all, or a portion of, the Bonds at a Determination Price as of a Pricing Date.


      Since AMAC was under obligation to return the Bonds to the Company upon request by the Company, the transaction was recorded as a secured borrowing in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." At the time of sale, the security was transferred from investment securities - trading to investment securities - available-for-sale.


      On October 27, 2000, the Company repurchased the Bonds from AMAC for $36,764,227. Simultaneous with this transaction, AMAC contributed $20,000,000 to the Company in exchange for 800,000 Units of Series A Preferred Membership Interests.


      7. OPERATING LEASES


      In conjunction with the Company's receipt of select assets from REMICap (see Note 2), the Company consented to the assumption of the leases, which were previously in the name of REMICap. The Company leases its office space and certain equipment under operating leases that expire between October 2002 and December 2005. The office lease provides for an annual basic rental of $180,504 during the initial lease term and contains an option to extend the term of the lease for one extension term of five years, with the basic rental being reset at the then market rate. Future minimum lease payments under these leases are as follows:


      Year ending December 31:


                            2001         $190,692
                            2002          189,754
                            2003          185,065
                            2004          185,065
                            2005          166,602
                                          -------
                           Total         $917,178
                                          =======


      Lease expense for the year ended December 31, 2000, was approximately $44,000.


      8. TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES


      Prior to August 4, 2000, the Company was managed by ARCap Management, L.L.C. ("ARCap Management") and had a management agreement (the "Management Agreement") with APOLLO ARCap, L.L.C. and REMICap (the "Managers") to provide the Company's day-to-day operations, subject to the direction and oversight of ARCap Management. The Managers were direct and indirect members of the Company. The Company paid the Managers an annual base management fee equal to 1% of the assets of the Company, as further defined in the Company's PPM dated January 1999. In addition, the Managers were to perform all due diligence required to make a prudent investment in CMBS. Fees for such due diligence were $1,650 per asset for desktop evaluations and $500 per asset for site visits in connection with the Company's investment in CMBS. During the year ended December 31, 2000, asset management fees totaling approximately $825,000 under the Management Agreement were incurred. Due diligence fees totaling approximately $333,000 under the Management Agreement were incurred and are recorded as general and administrative expenses in the accompanying consolidated financial statements. In conjunction with the Company's receipt of select assets from REMICap (see Note 2), the Management Agreement was effectively terminated on August 4, 2000.


      At times, the Company purchases investment securities from members of the Company or their affiliates. These purchases and sales represent transactions that are in the normal course of business of the Company and the members. During the year ended December 31, 2000, the Company purchased CMBS with face values totaling $188,698,755 for a purchase price of $119,279,530 from such members.


      The Company granted loans to key executives during the year ended December 31, 2000. The loans allow for the executives to borrow up to $293,000. As of December 31, 2000, approximately $197,000 had been lent to these executives. These amounts are classified as other assets in the consolidated balance sheet. The loans bear interest at a rate of 7% per annum, and payments are due quarterly on the distribution date for the Common Units. Payments are due only to the extent that the quarterly distribution is sufficient to pay them, and recourse is limited to the Common Units securing the loans. The loans become due upon termination of the executives' employment with the Company, and recourse is limited to the Common Units securing the loans.


      9. SUBSEQUENT EVENT (UNAUDITED)


On February 22, 2001, the Company entered into an agreement to sell its interests in 52 CMBS pass-through certificates (the "Pooled Certificates") from 10 different series issued from 10 different trusts. The Pooled Certificates have a maturity date of February 21, 2013 and have stated rates of interest between 6.73% and 7.17%.The Company received approximately $236,000,000 in proceeds in exchange for the Pooled Certificates; the proceeds were used to pay down the securities sold under agreements to repurchase.


      Since the holders of the pooled certificates have a redemption right and as the transaction allows for the right of substitution, the transaction is recorded as a secured borrowing.